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                                                                Exhibit (d)(7)

                    CANADA LIFE INSURANCE COMPANY OF AMERICA
                          PAID-UP LIFE INSURANCE RIDER

This rider is made a part of the Policy to which it is attached. It is subject to all Policy provisions that are not inconsistent with the rider provisions. The effective date of this rider is the Policy Date unless added after the Policy is issued in which event the effective date is the Monthly Processing Date on or next following our approval of your application for this rider and as shown in the rider details.

BENEFIT

This rider will prevent your policy from lapsing when the conditions described below, are met. The Policy will automatically become paid-up life insurance when this rider is exercised. The paid-up insurance amount will be the (Policy Value as of the Exercise Date minus a one-time rider charge) multiplied by the Minimum Death Benefit Factor shown in the Policy Details page Table 4, for the insured's age as of the Exercise Date.

The death benefit as of the date of the insured's death will be the greater of :

(a) the paid up insurance amount; or

(b) the Policy Value on the date of death multiplied by the Minimum Death Benefit Factor shown in the Policy Details page Table 4 for the insured's age on the date of death.

The death benefit payable will be reduced by any loan balance.

CONDITIONS THAT EXERCISE THIS RIDER

This rider will be exercised on the Monthly Processing Date on or next following the date all of the following conditions are met, (herein referred to as the Exercise Date):

-   The Insured has attained age 75 or older; and,

- The policy has an Outstanding Loan Balance that, as a percentage of the Policy Value, is equal to or greater than the Loan Balance Trigger Percentage shown on the rider details page; and,

- The policy has been in force for at least the number of years shown for the Minimum Policy Duration in the rider details;

- The total amount of all partial withdrawals made from the policy equal or exceed the total premiums paid, and

- The Outstanding Loan Balance equals or exceeds the Face Amount of the Policy in effect.

EFFECT ON YOUR POLICY

When this rider is exercised:

- Any Policy Value invested in a Sub-Account(s) will be transferred to the Fixed Account and no further investment in, or transfers to, a Sub-Account will be allowed.

- If death benefit option 2 is in effect, the Policy will be converted to death benefit option 1 in accordance with the Death Benefit Option Changes provision of the Policy. No further changes will be allowed to the death benefit.

- The Outstanding Loan Balance as of the date the rider is exercised remains and interest will continue to be charged and credited as described in the Policy.

-   No further Monthly Deductions will be made.

-   You may not make any premium or loan payments.

- You may not make any changes to the Policy as provided by the Policy provisions.

-   You may not take any partial withdrawals.

-   You may not take any further loans.

-   All riders will be terminated.



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RIDER CHARGE

A one-time charge will be assessed when this rider is exercised. The charge is equal to a percentage of the Policy Value as of the Exercise Date. The percentage amount is shown in the rider details.

TERMINATION

This rider terminates the earlier of:

o the Final Payment Date; or
o the Monthly Processing Date on or next following the date we receive your written notice to cancel this rider.

Once this rider is terminated, it may not be reinstated.

GENERAL

All other policy provisions will remain in effect.



                                  RIDER DETAILS


INSURED:        John Doe                     EFFECTIVE DATE:          02/15/2003

LOAN BALANCE TRIGGER PERCENTAGE: 95%         MINIMUM POLICY DURATION:   15 years


RIDER CHARGE -

PERCENTAGE OF POLICY VALUE AS OF EXERCISE DATE:  3% Death Benefit Option 1 & 2;
                                                 4% Death Benefit Option 3





        /s/ Craig Edwards                             /s/ Ron Beettam
            Secretary                                    President